FAX NEWS RELEASE

For further information:
The Manitowoc Company, Inc.	Timothy M. Wood	Steven C. Khail
P.O. Box 66 ◆ Manitowoc WI 54221-0066	Vice President	Director of Investor Relations
Telephone: 920-684-4410 ◆ Telefax: 920-652-9778	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1767	Direct Dial: 920-652-1713
	Email: twood@manitowoc.com	Email: skhail@manitowoc.com

NEWS for Immediate Release

THE MANITOWOC COMPANY ANNOUNCES
PRELIMINARY SECOND-QUARTER RESULTS

Despite difficult crane market conditions, company targets
debt reduction of $60 million, cash from operations of $100 million

MANITOWOC, WI - July 10, 2003 - The Manitowoc Company, Inc. (NYSE: MTW) announced today that it expects second-quarter earnings to be in the range of $0.30 to $0.35 per share, excluding special charges. The average of published analyst estimates is $0.56 per share. For the full year, the company anticipates earnings per share, excluding special charges, to fall in the $0.80 to $1.00 range versus a published analyst average of $1.48.

These estimates reflect ongoing adverse conditions and increased pricing pressure in the company's crane markets. As a result, Manitowoc intends to take special charges of $15 to $20 million, principally for consolidation, restructuring, and other actions designed to eliminate excess manufacturing capacity, improve operational efficiency, quickly generate positive cash flow, and enhance future earnings. The majority of these charges will be recorded in the second quarter, but due to accounting rules, the remainder will be recorded during the balance of the year.

"We now expect the challenging crane markets that have affected our results for the past several quarters to continue beyond year-end," said Terry Growcock, Manitowoc's chairman and chief executive officer. "For this reason, we are taking additional steps to further align our organization and operations to match anticipated market conditions. These include the previously announced consolidation of boom-truck production into our Shady Grove facility, together with staff reductions in the United States and Europe. We also continue to evaluate opportunities for withdrawal from non-core operations.

"Benefits from these actions will extend into 2004 and beyond, when we will also see continuing gains from the synergies resulting from the Potain and Grove acquisitions," Growcock added. "Our new-product development program remains equally aggressive as we expect to introduce several new cranes before year-end. Together, these actions should enable us to enhance our market share during these difficult times and to prosper as business conditions improve.

"Second-quarter results also reflect some lingering effects from the strike at Marinette Marine which occurred earlier this year, as well as customer deferrals of new construction orders," Growcock continued. "However, we remain encouraged about our shipbuilding prospects. Quoting activity remains brisk, led by commercial opportunities for OPA-90 double-hull vessels as well as a solid slate of homeland security and government shipbuilding work.

THE MANITOWOC COMPANY ANNOUNCES PRELIMINARY SECOND-QUARTER RESULTS / 2

"Despite the cool spring and mild summer weather, our Foodservice operations are performing well and continue to outpace the industry," Growcock explained. "Looking ahead, our Foodservice group is poised for an exciting conclusion to 2003 that will include several new-product launches in the third quarter and beyond. In addition, ongoing efforts throughout our Foodservice group to implement Six Sigma and other operational excellence initiatives will enhance our position as a best-in-class manufacturer.

"We also have significant opportunities to generate strong cash flow once again this year," Growcock stated. "We remain confident in our ability to generate at least $100 million in cash flow by year-end before dividends and capital spending. This should enable us to reduce debt by $60 million, or more."

Manitowoc will provide further details on all of these matters during the company's second-quarter conference call, which will be held on July 30, 2003, at 10:00 a.m., EDT.

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. is one of the world's largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the maritime industry.

Forward-looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

♦ Anticipated changes in revenue, margins, and costs,
♦ new crane and foodservice product introductions,
♦ foreign currency fluctuations,
♦ the risks associated with growth,
♦ geographic factors and political and economic risks,
♦ added financial leverage resulting from acquisitions,
♦ actions of company competitors,
♦ changes in economic or industry conditions generally or in the markets served by our companies,
♦ Great Lakes water levels,
♦ steel industry conditions,
♦ work stoppages and labor negotiations,
♦ government approval and funding of projects,
♦ the ability of our customers to receive financing, and
♦ the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures.

Information on the potential factors that could affect the company's actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

For further information:
Timothy M. Wood
Vice President & Chief Financial Officer
920-652-1767